Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 8, 2017, with respect to the combined financial statements of Vention Advanced Technologies (a carve-out of Vention Holdings, Inc.), incorporated by reference in the Current Report on Form 8-K/A of Nordson Corporation, for the year ended June 30, 2016. We consent to the incorporation by reference of said report in the Registration Statements of Nordson Corporation on Forms S-8 (File Nos. 333-167406, 33-18309, 33-33481, 333-119399 and 333-188980).

/s/ GRANT THORNTON LLP

Iselin, New Jersey

June 8, 2017